                                                                   Exhibit 10.14

                                LICENSE AGREEMENT
                                -----------------


THIS LICENSE AGREEMENT is dated the first day of November, 2003

BY AND BETWEEN:   LASER LOCK TECHNOLOGIES INC., a corporation duly
                  organized and existing under the laws of Nevada, with offices at 837, Lindy Lane, Bala Cynwyd, Pennsylvania, 19004, and its
                  Affiliates as herein defined.


                  Hereinafter referred to as "LICENSOR"

AND COPAG U.S.A. INC., a corporation duly organized and existing under the laws of Nevada, with offices at 8275 South Eastern Avenue, #200-47, Las Vegas, Nevada 89123



                  Hereinafter referred to as "LICENSEE"


WITNESSETH:


WHEREAS, LICENSOR is the sole owner of a series of proprietary rights patents and patent applications dealing with and relating to, amongst other things, technology relating to systems incorporating luminescent pigments; and

WHEREAS, LICENSOR wishes to enter into a contractual arrangement with LICENSEE so as to provide LICENSEE with the use of the LL Technology for the products hereinafter defined in clause 1.06.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants here contained, the parties hereto hereby agree as follows:

                           ARTICLE ONE - DEFINITIONS
                           -------------------------

1.01 "ADDITIONAL ROYALTY" shall mean an amount equal to the sum arrived at by multiplying the number of units of the Products in excess of One Hundred Thousand (100,000) sold or manufactured for or by the LICENSEE during each Royalty Period, by FIVE CENTS ($0.05) for each excess Exclusive Product.

1.02 "AFFILIATE" means with respect to a party, any corporation or other business entity directly or indirectly controlling, controlled by or under common control with such party; as used herein, the term "control" means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

1.03 "DESIGN RIGHTS" shall mean design rights (whether registered or unregistered) which are owned or which may hereafter be owned by the LICENSOR and which relate to the LL Technologies.

1.04          "EFFECTIVE DATE" of this Agreement shall be November 01, 2003.

1.05 "LICENSEE REPORT" shall mean a written report, which shall list the customer (or customer code), and the number of units of the Products purchased by each customer of the LICENSEE during the preceding Royalty Period, as well as such other information as the LICENSOR reasonably requires.

1.06          "LL TECHNOLOGY" shall mean:

              (i) the technology relating to the systems incorporating luminescent pigments which are enacted by infrared (IR);

              (ii) the technology relating to the preparation and mixing of the LICENSOR's inorganic luminescent pigments and phosphors which convert IR light into visible;

              (iii) the technology relating to the excitation sources necessary for up-converting phosphors and LICENSOR's pigments;

              (iv) all Design Rights and includes without limitation all granted patents and patent applications together with any granted patent arising from such applications (collectively, the "Patents").

1.07 "MINIMUM ANNUAL ROYALTY" shall mean the sum of FIVE THOUSAND DOLLARS ($5,000.00).

1.08 "PRODUCTS" shall mean and shall be restricted to decks of paper playing cards containing fifty-four (54) cards.

1.09 "ROYALTY PERIOD" shall mean a period of twelve (12) calendar months commencing on the Effective Date and every twelve (12) month period thereafter so long as this Agreement remains in effect.

1.10          "TERM" shall mean the time period contemplated by Article 6.

1.11          "TERRITORY" shall mean the world.



                             ARTICLE TWO - LICENSE
                             ---------------------


2.01 The LICENSOR hereby licenses and grants to LICENSEE a limited exclusive right to use the LL Technology to market, manufacture and sell the Products (as defined in 1.08) in the Territory. The LICENSEE acknowledges that the LICENSOR may at its sole and absolute discretion grant a license to one other Company to use market, manufacture and sell the Products (1.08) but only in the United States of America, it being understood that the LICENSEE shall have an exclusivity for the rest of the world.

2.02 The LICENSOR agrees that the LICENSEE may sub-license all or any of the LICENSEE's rights hereunder to the LICENSEE's parent company, namely, Copag de Amazonia, S/a

                     ARTICLE THREE - SUPPLY OF RAW MATERIALS
                     ---------------------------------------

3.01 THE LICENSOR shall sell to LICENSEE all pigment required by LICENSEE in order that the LICENSEE may mix its own ink for use on and with the Products, the whole at the LICENSOR's then prevailing most favorable selling price of pigment to any other party. The pigment selling price as of the Effective Date for the ensuing twenty-four (24) months is FIVE HUNDRED DOLLARS ($500.00) per pound, plus shipping, taxes and duty. The LICENSOR will not increase the latter cost at least for the next twenty-four (24) months.

3.02 THE LICENSOR also agrees to supply the LICENSEE with such amount of laser light activators as LICENSEE may require, provided that the LICENSEE gives the LICENSOR sufficient and adequate notice so as to allow LICENSOR sufficient time to supply the requested amount to the LICENSEE. The LICENSEE shall pay the LICENSOR's cost for such laser light activators. The current LICENSOR'S cost is ONE HUNDRED AND FIFTY DOLLARS ($150,00) per laser light activator, plus shipping, taxes and duty.

3.03 LICENSEE shall pay LICENSOR for the pigments ordered in compliance with clause 3.01 and for laser light activators ordered in compliance with clause 3.02 within a period of forty-five (45) days following the date of invoice.

3.04 Should LICENSOR's cost for the laser light activators be increased, then the LICENSOR shall give the LICENSEE a notice of such need to change price. The new price shall continue to be based upon the actual cost to the LICENSOR, whose records for laser light activators costing shall be subject to inspection and audit by the LICENSEE or its duly authorized representatives.

3.05 LICENSOR warrants that all pigments and laser light activators shipped and delivered to the LICENSEE will be in accordance with samples previously submitted to the LICENSEE, who hereby acknowledges having received and inspected same. It is agreed that no implied warranty or warranties shall arise out of or in connection with any sale or sales by the LICENSEE to third parties, and the liability of the LICENSOR shall at all times and for whatever occurrence be limited to the replacement of defective material within a reasonable time after being notified in writing by the LICENSEE.


                          ARTICLE FOUR - CONSIDERATION
                          ----------------------------

4.01 In consideration of the rights granted to LICENSEE under this Agreement for the LL Technology, LICENSEE agrees to pay to the Licensor royalties in accordance with the clauses hereinafter following.

4.02 For each Royalty Period commencing on the Effective Date, LICENSEE shall pay to LICENSOR the Minimum Annual Royalty and, if justified by the number of units of the Products sold, the Additional Royalty, both shall be paid at the times and in the manner set out in clauses 4.03 and 5.02 hereof.

4.03 The Minimum Annual Royalty fee shall be paid by LICENSEE to LICENSOR on the Effective Date, and each anniversary date thereof during the Term, failing the timely receipt of such amount by the LICENSOR, this Agreement shall terminate.


                       ARTICLE FIVE - RECORD AND REPORTS
                       ---------------------------------

5.01 LICENSEE agrees to keep accurate accounts and complete records in sufficient detail to record the Licensee Report during each Royalty Period.

5.02 The LICENSEE shall deliver the Licensee Report to the LICENSOR no later than forty-five (45) days after the close of each Royalty Period and after the termination of this Agreement. The LICENSEE shall at the same time as providing the Licensee Report also remit any amount of Additional Royalty due. The receipt or acceptance by the LICENSOR of the Licensee Report or any royalty payments paid hereunder (or the cashing of any cheques paid hereunder) shall not preclude the LICENSOR from questioning the correctness thereof at any time and in the event that inconsistencies or mistakes are discovered in the Licensee Report or payments, they shall be rectified and appropriate payments shall immediately be made by the LICENSEE or credit given to the LICENSEE by the LICENSOR as may be appropriate.

5.03 If LICENSEE fails to deliver such a Licensee Report to the LICENSOR, within the said period of forty-five (45) days, the LICENSOR in addition to any other rights and on not less than ten
              (10) days prior notice to LICENSEE may employ an independent certified public accountant, qualified to practice and practicing in the United States, to examine the books and records of the LICENSEE necessary to enable him to report upon and certify the amount of units of the Products sold by or for the LICENSEE for the preceding Royalty Period, and the LICENSEE will promptly pay to the LICENSOR the cost thereof as Additional Royalty.

5.04 The LICENSEE agrees, upon request by the LICENSOR, to permit a firm of certified public accountants qualified to practice and practicing in the United States, who may be designated by either party, to have access during normal business hours at least once annually on ten (10) business days' notice, to audit such books and records as may be necessary to determine the correctness of any report or payment made under this Agreement. On request, with reasonable notice, the LICENSEE will make available at its offices, all relevant books of account and records.

5.05 If any audit reveals a discrepancy between the amount payable to the LICENSOR and the amounts actually paid to the LICENSOR and if that discrepancy exceeds five percent (5%) of the amounts payable as determined in the audit, the LICENSEE shall pay all of the LICENSOR's reasonable costs associated with such audit. Otherwise, all costs associated with any audit shall be the responsibility of the LICENSOR.

5.06 LICENSEE shall be entitled to receive copies of all audit reports prepared pursuant to this Article 5.


                       ARTICLE SIX - TERM AND TERMINATION
                       ----------------------------------

6.01 This Agreement shall commence on November 01, 2003, 2003 and shall continue until 7:00 o'clock in the afternoon of October 31, 2005 (unless terminated as hereinafter provided); and shall thereafter automatically renew from year to year, unless and until terminated as provided for in clause 6.02 or clause 6.03 hereof.

6.02 The LICENSEE shall have the option of terminating this Agreement by not less than ninety (90) days' notice, in advance and in writing, to LICENSOR prior to October 2004, or prior to each November 01st thereafter as may be applicable.

6.03 Either LICENSEE or LICENSOR shall have the option of terminating this Agreement in the following circumstances:

              a) If a party shall make any composition with creditors or go into liquidation whether voluntary or compulsory, or analogous proceedings shall be commenced, then the other party may, at its sole and absolute discretion, by notice in writing, forthwith terminate this Agreement, failing which notice this Agreement shall continue to remain in full force and effect;

              b) If a party shall breach any material term or condition of this Agreement, and shall fail to cure or initiate the cure of such material breach or to initiate reasonable steps to cure such default within thirty (30) days after receipt of written notice from the other party specifying the nature of the material in full detail, the non-breaching party may forthwith terminate this Agreement by notice in writing and shall be entitled to seek such damages in accordance with Article 14 as may be awarded because of such breach. If the non-breaching party does not deliver such notice, then this Agreement shall continue to remain in full force and effect. Notwithstanding the foregoing, in the event of a dispute between LICENSEE and LICENSOR as to whether a material breach has occurred or been cured, LICENSOR shall continue to manufacture and supply inks to LICENSOR and LICENSEE shall continue to pay for such inks, pursuant to Articles 3 and 11, until and unless otherwise directed by the arbitrators pursuant to Article 14 thereof.

     ARTICLE SEVEN - WARRANTIES, LIMITATIONS OF LIABILITY AND HOLD HARMLESS
     ----------------------------------------------------------------------

7.01 Each party expressly saves and holds the other party, and any Affiliate, harmless from any and all liability of any kind or nature whatsoever to customers and to other third parties which may arise from its negligent acts or omissions.

7.02          LICENSOR warrants that:

              a) LICENSOR is the sole and exclusive owner of the LL Technology, including without limitation any Patents associated therewith;

              b) LICENSOR has the unqualified right to enter into this Agreement and performs its terms;

              c) LICENSOR has not and will not enter into any agreement which is inconsistent with LICENSOR's obligations and undertakings to LICENSEE under this Agreement;

              d) Any pigment sold to LICENSEE will conform to samples previously provided; and

              e) The licenses and rights granted pursuant to this Agreement, when used as intended and without unauthorized modification, do not violate any right or infringe any patent, copyright or other protection of intellectual property belonging to any third party. LICENSOR agrees to defend, indemnify, and hold harmless the LICENSEE and LICENSEE's principals, directors, officers, employees, and/or agents from and against any and all liabilities, penalties, claims, demands, suits, and causes of action of any nature whatsoever, whether groundless or otherwise, and any and all damages, costs and expenses sustained or incurred (including cost of defense, settlement, and attorney's fees) asserted by or on behalf of any person or entity arising our of any claim that any of the licenses or rights granted by LICENSOR pursuant to this Agreement, or the LL Technology applied pursuant to this Agreement, infringe any patent, copyright or protection of intellectual property generally, whether such claim is valid or baseless and wherever it may arise;

7.03          Except as herein expressly stated:

              a) There are no warranties, expressed or implied, by operation of law or otherwise for any item furnished hereunder;

              b) LICENSOR disclaims any implied warranty or merchantability or fitness for a particular purpose; and

              c) in no event shall LICENSOR or its Affiliates, be liable for any incidental, indirect or consequential damages in connection with or arising out of this Agreement;



                         ARTICLE EIGHT - CONFIDENTIALITY
                         -------------------------------

8.01 LICENSEE shall keep secret and confidential the LL Technology and/or Design Rights made available to it by LICENSOR and shall not disclose the same other than to permitted sub-licenses, ink manufacturers, and those Directors and employees of LICENSEE or any Affiliate of LICENSEE who may be deemed to have a legitimate reason to be party to the LL Technology and/or Design Rights.

8.02 LICENSOR shall keep secret and confidential the terms and conditions of this Agreement and any information which LICENSEE passes to LICENSOR hereunder, and not disclose the same except to its own employees as necessary to carry out the purposes of this Agreement, or, with respect to the terms and conditions of this Agreement, as may be necessary to comply with applicable federal securities or other law.

8.03 The obligations of secrecy undertaken by both parties pursuant to this Article 8 shall not apply to information which:

              a) Is already, or which subsequently becomes generally known to the public through no fault of the recipient; or

              b) The recipient can demonstrate was known to the recipient prior to the date disclosed. For the purposes hereof, that which the recipient can demonstrate was known will be that which the recipient can establish by written evidence was known to it at the date disclosed; or

              c) Is received from a third party, provided that such third party is lawfully entitled to disclose the same; or

              d) Is disclosed in any patent or patent application which may publish;


8.04 The obligations of secrecy pursuant to this Article 8 will expire on the tenth anniversary of the termination of this Agreement as hereinabove provided.

8.05 The provisions of this Article 8 contain the entire understanding and agreement between the parties with respect to matters dealing with confidentiality and cannot be amended, modified or supplanted in any respect except by a subsequent written agreement entered into by both parties. If either party is required by a court of law or government agency to disclose information otherwise deemed confidential under this Article 8, it shall give the other party prompt written notice of such requirement prior to such disclosure and assistance in obtaining and order protecting the information from public disclosure.



                           ARTICLE NINE - IMPROVEMENTS
                           ---------------------------

9.01 During the term of this Agreement, each party shall disclose to the other party any improvements to the LL Technology and/or Design Rights which the first party may discover or which come into its possession. Any such improvements shall, from the time of the party's knowledge, conception or development, be the property of LICENSOR. Upon request by LICENSOR, the LICENSEE shall execute and deliver to LICENSOR such instrument as LICENSOR may reasonably request in order to achieve such industrial or intellectual property status as LICENSOR shall deem appropriate to perfect the assignment of the rights so granted by the LICENSEE to LICENSOR; provided, however, that LICENSEE shall have a perpetual, irrevocable, non-exclusive, and royalty-free license for any such improvements which LICENSEE discovers or which come into its possession.



                           ARTICLE TEN - MISCELLANEOUS
                           ---------------------------
10.1 Neither the LICENSEE nor LICENSOR shall be in default under this Agreement nor be liable for any failure to perform or for any delay in performance resulting from any cause beyond its/their reasonable control including compliance with any regulations, orders or act, of any federal, provincial, state or municipal government, or any department or agency thereof, civil or military authority, acts of God, acts or omissions of the other agency thereof, civil or military authority, acts of God, acts or omissions of the other party, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, delays or shortages in transportation or inability to obtain labor, manufacturing facilities or material.

10.2 Each of the parties shall bear all taxes imposed on each of them as a result of the existence or operation of this Agreement including, but not restricted to, any tax on or measured by any payment required to be made by it hereunder, any registration tax, any tax imposed with respect to the granting of, or transfer of, licenses or other rights or payments hereunder;

10.3 This Agreement may be varied or amended only by the written agreement of the parties hereto through their duly authorized officers or representatives.

10.4 in any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and:

              i)      Personally delivered;

              ii)     Sent by postage prepaid registered mail, or

              iii) Transmitted by telex or facsimile to the parties at the addresses first hereinbefore listed or to such other addresses as the parties may notify each other.

10.05 The relationship between the parties shall be governed by the terms of this Agreement, and shall not extend to other activities, transactions or contracts.

10.06 If any provision of this Agreement is held illegal, such provision shall be severed from this Agreement and shall be inoperative. The parties shall use their best endeavors to replace the severed provision with a new provision which is not illegal and which follows the principles of the severed provision as closely as is legally possible. The remainder of this Agreement shall remain binding on the parties hereto.

10.07 No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision.

10.08 This Agreement may be executed in any number of counterparts. Any single counterpart or set of counterparts signed, in either case, by the parties hereto, shall constitute a full and original Agreement for all purposes.

10.09 The descriptive heading of the several articles of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Escrow Agreement.

10.10 The preamble hereof shall be deemed to form part of this Agreement for all purposes.



                       ARTICLE ELEVEN - SUPPLY OF PIGMENTS
                       -----------------------------------

11.01 LICENSOR agrees that it will timely supply LICENSEE with pigment proprietary to LICENSOR in accordance with the terms and conditions of clause 3.01 hereof. The obligation to supply such pigments shall apply only for that quantity of pigment that is ordered by a purchase order emanating from the LICENSEE and which is received by LICENSOR at least twenty-one (21) days prior to the requested delivery date.

11.02 LICENSOR further agrees that upon request by LICENSEE it will provide statements justifying its most favorable selling price for the pigments.



                            ARTICLE TWELVE - NOTICES
                            ------------------------

12.01 All Notices, requests, consents and other communications required or permitted to be given and received when so delivered addressed as follows:

              If for the Licensor at    Laser Lock Technologies, Inc.
                                        837 Lindy Lane
                                        Bala Cynwyd, Pennsylvania, 19004

                                        Attention: Norman A. Gardner

              With a copy to:           Joel A. Pinsky, Esq.
                                        GROSS, PINSKY
                                        2 Place Alexis Nihon, Suite
                                        1000 Montreal, Qc, H3Z 3C1

              If for the Licensee at:   Copag U.S.A. Inc.
                                        8275 South Eastern Avenue, #200-47
                                        Las Vegas, Nevada, 89123

                                        Attention:Ricardo Albino Goncalves Filho

              With a copy to:           Copag De Amazonia S/A
                                        Rua Porta Martins,
                                        546 Brooklin Novo
                                        CEP 04570-140, Sao Paulo SP-Brazil

                                        Attention:Ricardo Albino Goncalves Filho


              With a copy to:           Nelson Slosbergas, Esq
                                        SLOSBERGAS & FERNANDEZ
                                        Courvoisier Centre
                                        501 Brickell Key Drive,
                                        Suite 400 Miami, Florida 33131

              or such other person or address as any party shall designate by notice in writing to the others in accordance therewith.


                        ARTICLE THIRTEEN - GOVERNING LAW
                        --------------------------------

13.01 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. Any action in equity seeking to enforce or interpret this Agreement shall only be brought in a state of federal court serving Montgomery County, Pennsylvania, and both parties hereby consent to personal jurisdiction and venue in Montgomery County, Pennsylvania.


                  ARTICLE FOURTEEN - BINDING EFFECT ASSIGNMENT
                  --------------------------------------------

14.01 This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, whether voluntarily or by operation of law, without the written consent of the other party except that the LICENSEE or the LICENSOR may assign this Agreement to an Affiliate without consent.


                          ARTICLE FIFTEEN - ARBITRATION
                          -----------------------------

15.01 In the event of any dispute, difference or question arising between the parties in connection with this Agreement, or any clause or the construction thereof, or the rights, duties or liabilities or either party, which cannot be amicably resolved by the parties then and in every such case, unless the parties concur in the appointment of a single arbitrator, the matter of difference shall be referred to three (3) arbitrators, one to be appointed by each party, and the third to be nominated by the two so selected by the parties, or if they cannot agree on a third, by the Philadelphia, PA office of the American Arbitration Association ("AAA").

15.02 In the even that either party, within thirty (30) days of any notification made to it of the demand for arbitration by the other party, shall not have appointed its arbitrator, such arbitrator shall be appointed by the AAA. Arbitration shall take place at the AAA's Philadelphia, PA office under the AAA's Commercial Rules. The arbitrators must base their decision on this Agreement and their decision shall be binding on both parties and may be enforce by any court of competent jurisdiction.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first hereinabove written.


LASER LOCK TECHNOLOGIES, INC.


    /s/ [graphic of signature]
Per:________________________________
    Norman A. Gardner - President

                                          COPAG U.S.A, INC,

                                              /s/ [graphic of signature]
                                          Per:________________________________
                                              Ricardo Albino Goncalves Filho
                                              Chief Executive Officer